Exhibit 10.1

SETTLEMENT AGREEMENT

I. PARTIES

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”) (collectively the "United States”); relator Benjamin Turner, and Maximus, Inc. (“Maximus”) (hereafter referred to as “the Parties”), through their authorized representatives.

II. PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A.            Maximus, a Virginia corporation with headquarters in Reston, Virginia, is a government services company, providing government program operations, consulting, and information technology services primarily to state and local governments.
B.            In March 1999, Maximus entered into a contract (“Contract”) with the District of Columbia’s Child and Family Services Agency (“CFSA”) to assist the District of Columbia in collecting revenue for Targeted Case Management Services (“TCM”) provided by CFSA. In November 2002, as a result of a review conducted by the Centers for Medicaid and Medicare Services (“CMS”), a component of the United States Department of Health and Human Services, of CFSA’s TCM claims, the District of Columbia reduced its TCM claims by $12.15 million to adjust for those claims it had previously submitted for services that were either not performed or that lacked documentation that they had been performed.

C.            Benjamin Turner (the “Relator”) is an individual resident of Rhode Island. On June 21, 2005, Relator filed a qui tam action in the United States District Court for the District of Columbia captioned United States of America ex rel. Benjamin Turner and The Government of the District of Columbia ex rel. Benjamin Turner v. Maximus (hereinafter “the Civil Action”). From March 1999 through June 2002, Relator was a Director in the Human Services Division of Maximus and was assigned to work on the Contract that Maximus had with CFSA.
D.            The United States contends that Maximus submitted or caused to be submitted claims for payment to the Medicaid Program (Medicaid), 42 U.S.C. §§ 1396-1 396v, for TCM services for Abused or Neglected Children provided by CFSA pursuant to the District of Columbia’s State Plan for TCM reimbursements and pursuant to Maximus’s Contract with CFSA. The United States further contends that it has certain civil claims, as specified in Paragraphs 2 and 4, below, against Maximus for engaging in the following conduct (hereinafter referred to as the “Covered Conduct”): during the period from July 1, 1999 to June 1, 2004, Maximus caused to be submitted to CMS on behalf of CFSA and the District of Columbia’s Medical Assistance Administration (MAA) false claims or statements for TCM services for Abused or Neglected Children that lacked documentation those services had been performed or that were not performed.

E.           The United States also contends that it has certain administrative claims, as specified in Paragraph 4 below, against Maximus for engaging in the Covered Conduct.
F.           This Agreement is neither an admission of liability (or admission of any matter of law or fact) by Maximus nor a concession by the United States that its claims are not well founded.
G.           To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.

III. TERMS AND CONDITIONS

1.            The Parties agree to the “Settlement Amount” of $42.65 million, as follows:
a.           The Settlement Amount will be satisfied in part by the $12.15 million recovered by the United States through adjustments in payments made from CMS to CFSA as referenced in Preamble Paragraph B above;
b.           Maximus agrees to pay $30.5 million (“Payment Amount”) no later than 2 business days after the Effective Date of this Agreement; and
c.           The United States agrees to pay $4.93 million of the Payment Amount to Relator.
d.           Maximus further agrees to pay Relator $460,000 for employment-related claims, expenses, attorney’s fees and costs.
e.           The foregoing payments shall be made as follows:

(i).            Maximus agrees to pay the $30.5 million specified in paragraph 1.b above to the United States by electronic funds transfer pursuant to written instructions to be provided by Diana Younts, Trial Attorney, United States Department of Justice. Maximus agrees to make this electronic funds transfer no later than two business days after the Effective Date of this Agreement.
(ii).            Contingent upon the United States receiving the Payment Amount specified in paragraph 1.b. above from Maximus and as soon as feasible after receipt, the United States agrees to pay the $4.93 million specified in paragraph 1.c. above to the Relator by electronic funds transfer.
(iii).            Maximus agrees to pay the $460,000 specified in paragraph 1.d. above to Relator by electronic funds transfer to Allred, Bacon, Halfhill & Young within two business days of the Effective Date of this Agreement.
2.            Subject to the exceptions in Paragraph 5 below, in consideration of the obligations of Maximus in this Agreement and conditioned upon Maximus’s full payment of the Payment Amount, the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Maximus, together with its current and former parent corporations; each of its direct and indirect subsidiaries; brother or sister corporations; divisions; current or former owners, officers, directors, employees and affiliates; and the successors and assigns of any of them, from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-33; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. § § 3801-12; or the common law theories of payment by mistake, unjust enrichment, and fraud, and any causes of action for which the Civil Division of the United States Department of Justice has actual and present authority to assert and compromise pursuant to 28 CFR Part 0, Subpart I, Sec. 0.45(d) for the Covered Conduct. However, because none of the amounts paid pursuant to this Agreement compensate the United States for civil or administrative monetary claims the United States might have against CFSA or MAA for claims for TCM services for Abused and Neglected Children submitted to CMS by CFSA or MAA based on any of the Conduct delineated in i-vi below, such claims are excluded from the Covered Conduct, and nothing in this Agreement shall limit any right of the United States to pursue civil or administrative monetary claims against CFSA or MAA arising from claims for TCM services where:
i.            no individual case manager was assigned to the recipient;
ii.           the case manager had more than 30 clients;
iii.          the case manager did not have the education and experience required by the District of Columbia’s Medicaid plan;
iv.          case plans were missing, inadequate or not re-assessed as required by the District of Columbia’s Medicaid plan;

v.           no documentation existed showing that the recipient was abused or neglected or was at risk of being abused or neglected; or
vi.          costs were included in TCM cost pools that were not related to providing TCM services for Abused and Neglected Children or were costs that had also been reimbursed under Title IV-E of the Social Security Act.
3.a.            In consideration of the obligations of Maximus in this Agreement, conditioned upon Maximus’s full payment of the Payment Amount, and upon Relator’s receipt of the payment described in Paragraph 1.b and 1.c , Relator for himself and for his heirs, successors, attorneys, agents, and assigns, agrees to release Maximus and its subsidiaries, divisions, affiliates, partners, and present and former shareholders, officers, directors, employees, and attorneys from any and all claims asserted and unasserted, known and unknown, based upon any transaction or incident occurring prior to the Effective Date of this agreement, including but not limited to from all claims that have been or could have been asserted in the Civil Action, from any civil monetary claim the United States has or may have under the False Claims Act, 31 U.S.C. §§ 3729-3733, from all claims for the Covered Conduct that is pled in the Civil Action, and from any claim or demand under 31 U.S.C. § 3730(d) for attorney’s fees, costs and expenses.
b.            In consideration of the obligations of Maximus in this Agreement, conditioned upon Maximus’s full payment of the Payment Amount, and upon Relator’s receipt of the payment described in Paragraph 1.b and 1.c , Relator for himself and for his heirs, successors, attorneys, agents, and assigns, agrees to release Maximus and its subsidiaries, divisions, affiliates, partners, and present and former shareholders, officers, directors, employees, and attorneys from any and all claims asserted and unasserted, known and unknown, arising from the employment of the Relator by Maximus or the termination of such employment including, without limitation, claims under the Age Discrimination in Employment Act, Title VII of the 1964 Civil Rights Act, the Family Medical Leave Act, and all other federal, state or local laws prohibiting employment discrimination, claims for breach of contract, wrongful discharge, personal injuries or torts, and all claims under any federal, state or local laws governing employment practices.

4.            In consideration of the obligations of Maximus in this Agreement and the Corporate Integrity Agreement (CIA) entered into between OIG-HHS and Maximus, conditioned upon Maximus’s full payment of the Payment Amount, the OIGHHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Maximus under 42 U.S.C.§ 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 5, below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Maximus from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 5 below.

5.            Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Maximus and Relator) are the following claims of the United States:
a.           Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);
b.           Any criminal liability;
c.           Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs and any disallowance action by CMS against the District of Columbia or its Medical Assistance Administration;
d.           Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct,
e.           Any liability based upon such obligations as are created by this Agreement;
f.           Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;
g.           Any liability for failure to deliver goods or services due; and
h.           Any civil or administrative liability of individuals (including current or former directors, officers, employees, agents, or shareholders of Maximus who receive written notification that they are the target of a criminal investigation (as defined in the United States Attorneys’ Manual), who are indicted, charged, or convicted, or who enter into a plea agreement, related to the Covered Conduct.

6.                      Relator and his heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B) and, conditioned upon receipt of Relator’s share, Relator, for himself individually, and for his heirs, successors, agents, and assigns, fully and finally releases, waives, and forever discharges the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730; from any claims arising from the filing of the Civil Action; and from any other claims for a share of the Settlement Amount; and in full settlement of any claims Relator may have under this Agreement. This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.
7.                      Maximus waives and shall not assert any defenses Maximus may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

8.                      Maximus fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Maximus has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States' investigation and prosecution thereof.
9.                      The Payment Amount shall not be decreased as a result of the denial of claims for payment by the District of Columbia, its Medical Assistance Administration or CMS, related to the Covered Conduct; and Maximus, on behalf of itself or any other entity, shall not resubmit to the District of Columbia or its Medical Assistance Administration, or cause to be resubmitted to CMS any previously denied claims related to the Covered Conduct, and shall not appeal any such denials of claims.
10.                      Maximus agrees to the following:
a.            Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1 395ggg and 1396-1 396v; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Maximus, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be unallowable costs on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP):

(1)            the matters covered by this Agreement and any related deferred prosecution agreement;
(2)            the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;
(3)            Maximus’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);
(4)            the negotiation and performance of this Agreement and any related deferred prosecution agreement
(5)            the payment Maximus makes to the United States pursuant to this Agreement and any payments that Maximus may make to Relator, including costs and attorneys fees; and
(6)            the negotiation of, and obligations undertaken pursuant to the CIA to:
(i)            retain an independent review organization to perform annual reviews as described in Section III of the CIA; and
(ii)            prepare and submit reports to the OIG-HHS.
However, nothing in this Paragraph 16.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Maximus.
(All costs described or set forth in this Paragraph 16.a. are hereafter “unallowable costs.”)

b.            Future Treatment of Unallowable Costs: These unallowable costs shall be separately determined and accounted for by Maximus, and Maximus shall not charge such unallowable costs directly or indirectly to any contracts with the United States or any State or District of Columbia Medicaid program, or seek payment for such unallowable costs through any cost report, cost statement, information statement, or payment request submitted by Maximus or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.
c.            Treatment of Unallowable Costs Previously Submitted forPayment: Maximus further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any unallowable costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State or District of Columbia Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Maximus or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Maximus agrees that the United States, at a minimum, shall be entitled to recoup from Maximus any overpayment plus applicable interest and penalties as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Maximus or any of its subsidiaries or affiliates on the effect of inclusion of unallowable costs (as defined in this Paragraph) on Maximus or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.
d.            Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Maximus’s books and records to determine that no unallowable costs have been claimed in accordance with the provisions of this Paragraph.
11.            Maximus agrees to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement. Upon reasonable notice, Maximus shall make reasonable efforts to facilitate access to, and encourage the cooperation of, its directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals, and shall furnish to the United States, upon reasonable request, all nonprivileged documents and records in its possession, custody, or control relating to the Covered Conduct.

12.            This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraphs 2, 3, and 4 above.
13.            Maximus waives and shall not seek payment on behalf of itself or any other entity for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.
14.            Maximus warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. § § 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Payment Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Maximus, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Maximus was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

15.            Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
16.            Maximus represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
17.            Relator represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
18.            This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the District of Columbia, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA.
19.            This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.
20.            Upon receipt of the payment described in Paragraph 1.a -1 .c.. above, the United States shall file a Notice of Intervention, and Relator and the United States shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal with prejudice of the United States’ and Relator’s claims contained in the Civil Action pursuant to the terms of the Agreement.
20.            The individuals signing this Agreement on behalf of Maximus represent and warrant that they are authorized by Maximus to execute this Agreement. The individual(s) signing this Agreement on behalf of Relator represent and warrant that she is authorized by Relator to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

21.            This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
22.            This Agreement is binding on Maximus’s successors, transferees, heirs, and assigns.
23.            This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.
24.            All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.
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25.           This Agreement is effective on the. date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: 7/20/07	BY:	/s/ Diana J. Younts
Diana J. Younts Trial Attorney Commercial Litigation Branch Civil Division United States Department of Justice

DATED: 7/20/07	BY:	/s/ Laurie Weinstein
Laurie Weinstein Assistant United States Attorney United States Attorney's Office for the District of Columbia

DATED: 7/20/07	BY:	/s/ Gregory E. Demske
Gregory E. Demske Assistant Inspector General for Legal Affairs Office of Counsel to the Inspector General Office of Inspector General United States Department of Health and Human Services

MAXIMUS

DATED: July 20, 2007	BY:	/s/ David R. Francis
David R. Francis General Counsel and Secretary Maximus

DATED: July 20, 2007	BY:	/s/ Laurence J. Freedman
Laurence J. Freedman, Esq. Counsel for Maximus

RELATOR

DATED: 7-19-07	BY:	/s/ Benjamin Turner
Benjamin Turner

DATED: 7/19/07	BY:	/s/ Warner Young III
Warner Young, III, Esq. Allred, Bacon, Halfhill & Young Counsel for Benjamin Turner